EXHIBIT 8.4(b)(ii)

                                LICENSE AGREEMENT

         AGREEMENT made as of this _____ day of ________, 1997, by and between DOMINION ENTERTAINMENT, INC. and K-TEL INTERNATIONAL (USA), INC., each of 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447 (individually and collectively referred to as "Lessor") and K-TEL INTERNATIONAL, INC., a Minnesota corporation, c/o Philip Kives, 220 Saulteaux Crescent, Winnipeg, Manitoba, Canada R35 3W2 (hereinafter referred to as "Company").

                              W I T N E S S E T H:

         WHEREAS, Lessor is the owner of the master recordings, described in Schedule "A" attached hereto (the "Masters"), and licenses to certain master recordings ("Licensed Masters") under certain License Agreements described in Schedule "B" attached hereto (the "Licenses"); and

         WHEREAS, Lessor is willing to grant to Company the right to use the Masters and Licenses subject to the terms and conditions set forth below, and Company is willing to use the Masters and Licenses on only the terms and conditions set forth below;

         NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree as follows;

I.                 GRANT OF LICENSE AND SUBLICENSE.

         (A) Lessor hereby licenses to Company the sole and exclusive right to use the Masters for the purpose of manufacturing, distributing, performing and selling phonorecords throughout the territory described in Schedule "C" attached hereto (the "Territory"). Licensor further licenses to Company the non-exclusive right to manufacture, distribute, and sell phonorecords containing the Masters in the countries described in Schedule "D" (the "Nonexclusive Territory"). Lessor further licenses to Company the exclusive right to use the Masters in synchronization and performance in audiovisual works throughout the Territory, subject to the provisions of Section I(C). All other rights in or to the Masters are specifically reserved by Lessor.

         (B) Lessor sublicenses to Company the sole and exclusive right to exploit within the Territory such rights granted to Lessor by various third parties pursuant to the Licenses that are necessary for the purpose only of manufacturing, distributing, performing and selling phonorecords containing masters subject to the Licenses (the "License Masters") and, subject to the provisions of Section I(C), for use of the License Masters in synchronization and performance in audiovisual works throughout the Territory. Lessor further sublicenses to Company the non-exclusive right to manufacture, distribute, and sell phonorecords containing the License Masters within the Nonexclusive Territory. All other rights that may be granted to Lessor pursuant to the Licenses or to the License Masters are specifically reserved by Lessor.

         (C) Company hereby sublicenses to Lessor the nonexclusive right to use, and to authorize others to use, the Masters and the License Masters in synchronization and performance in audiovisual works throughout the Territory. The exercise of this right shall be subject to the provisions of Section II.

         (D) The rights hereby granted by Lessor to Company shall include the following:

                   (1) The exclusive right throughout the Territory to manufacture, advertise, sell, lease, license, and distribute phonorecords derived from the Masters, and to authorize others to do so.

                   (2) The right throughout the Territory to use and permit others to use and publish the name (including professional name), likeness, and biographical materials of the recording artists whose performances are embodied on the Masters for advertising and trade purposes in connection with the manufacture, distribution, sale and exploitation of phonorecords derived from the Masters.

                   (3) The right throughout the Territory to use and to authorize others to use the Masters in synchronization with audiovisual works and to perform and authorize others to perform such audiovisual works within the Territory only.

                   (4) To the extent only as authorized by the Licenses, to manufacture, advertise, sell, lease, license, and distribute phonorecords derived from the License Masters throughout the Territory, and to authorize others to do so.

                   (5) To the extent only after Company is reasonably able to establish to Lessor that such use shall be restricted exclusively to the Territory, and non-exclusively to the Nonexclusive Territory, the right to exploit the Masters by electronic transmission, including exploitation by wire, satellite, microwave, fiber optic cable, by means of the Internet, or any similar technology, whether now known or hereafter developed. Lessor's consent to the exploitation of the Masters by electronic transmission by Company shall not be unreasonably withheld.

         (E) In accepting this license, Company agrees to use the Masters, the License Masters, and the rights sublicensed under the Licenses only as authorized herein. Company further agrees that all sublicenses issued by Company shall be under terms and conditions that are customary to the trade. Company acknowledges that the Masters and the Licenses are the property of Lessor. Company also agrees it shall not contest the validity or ownership by Lessor of the Masters or the Licenses or, either directly or indirectly, take any action which in any manner might infringe or impair the validity, scope, title, or enforceability of Lessor in the Masters or Licenses.

         (F) The rights granted in Subparagraphs (A), (B) and (D) shall not be transferred except as specifically provided for below.

         (G) Lessor agrees that it will exploit the Masters by electronic transmission, including exploitation by wire, satellite, microwave, fiber optic cable, by means of the Internet, or any similar technology, whether now known or hereafter developed, only after Lessor is reasonably able to establish to Company that such use shall be restricted exclusively to territories outside of the Territory. Company's consent to the exploitation of the Masters by electronic transmission by Lessor shall not be unreasonably withheld.

II. USE OF MASTER IN AN AUDIOVISUAL WORK.

         In the event a Master is used in an audiovisual work, and Lessor receives proceeds from the use of such audiovisual work that are derived from exploitation of such audiovisual work in the Territory, Lessor will remit to Company fifty percent (50%) of Lessor's net receipts from such exploitation that accrue during the period such Master is subject to the provisions of this Agreement, determined country by country within the Territory. For purposes of this paragraph, the term "net receipts" shall mean all sums actually received by Lessor or any of its affiliates, or credited to Lessor's or any of its affiliate's account, from such exploitation, less all related royalty payments, agents' fees and costs of collection. Company agrees to refer all inquiries concerning the exploitation of Masters for audiovisual works outside of the Territory to Lessor. In the event a reasonable allocation of proceeds from the use of a Master in an audiovisual work cannot be made between those derived from exploitation in the Territory and those derived from exploitation outside the Territory, the parties agree that Company's portion of such proceeds during the period such Master is subject to the provisions of this Agreement shall be one-sixth (1/6) of Lessor's net receipts that are so unallocated if the unallocated receipts are worldwide and, if not worldwide, shall be pro-rated in a comparable fashion.

III. LESSOR'S REPRESENTATIONS, WARRANTIES, AND COVENANTS.

         (A) Lessor warrants, represents, and covenants:

                   (1) That it has the full right and power to enter and perform the terms of this Agreement on its part to be performed.

                   (2) That no other person, firm or corporation will have any right, title or interest in or to the Masters inconsistent with the rights hereby granted to Company.

                   (3) That the sums to be paid by Company to Lessor pursuant to
Section VII hereof are intended to include provision for all recording artists' and producers' royalties, and that Lessor agrees, upon receipt of full payment of royalties by Company, to pay any and all royalties or other sums which may be payable to any artists whose performances are contained in the Masters and to any producers of the Masters in respect of the recording and production thereof, the manufacture and sale of phonorecords embodying the Masters, and any other exploitation of the Masters.

                   (4) That Lessor shall take all commercially reasonable steps to maintain the enforceability of the rights granted pursuant to the Licenses; provided, however, that Lessor shall not be required to exercise any option to extend the term of any License, nor shall Lessor be required to maintain the enforceability of any License for which Company is in default of its obligations as a sublicensee under this agreement. Lessor agrees to promptly provide Company with a copy of any notice alleging a default by Lessor under a License. If Lessor fails to cure any such default, Company may, in its sole discretion, and at its sole cost and expense, initiate such action in its own name to cure such default. In the event Lessor defaults in a payment due under a License, and such payment is validly due and undisputed ("Defaulted Obligation"), and Company elects to fully cure such Defaulted Obligation, Lessor shall reimburse Company for the amount of the Defaulted Obligation paid by Company to the entity entitled to receipt of the Defaulted Obligation. Further, in the event (i) a judgment is entered holding that Lessor defaulted on an obligation of Lessor under a License, which obligation accrued after the date of this Agreement, (ii) such judgment becomes final and non-appealable, and (iii) as a result of such final and non-appealable judgment, Lessor's rights under such License are irrevocably terminated, the provisions of the noncompetition agreements described in Paragraph 8.7 of the Purchase and Sale Agreement between Platinum Entertainment, Inc. and K-Tel International, Inc. dated as of March 3, 1997, shall lapse, automatically and without notice, effective as of the date of termination of such License. Within sixty (60) days after the end of each semi-annual period during the term of this Agreement, Lessor, at the written request of Company, will submit to Company its certification that, as to the applicable prior semi-annual period, and to its knowledge, it has paid all obligations due to royalty participants under the Licenses, subject to disputes occurring in the ordinary course of Lessor's business.

IV. COMPANY'S REPRESENTATIONS, WARRANTIES, AND COVENANTS.

         (A) Company warrants, represents, and covenants:

                   (1) That it has the full right and power to enter and perform the terms of this Agreement on its part to be performed.

                   (2) That it will not, either directly or indirectly, exploit any rights granted under this Agreement other than within the Territory, provided that Company may distribute and sell phonorecords containing the Masters and the License Masters in the Nonexclusive Territory.

                   (3) That no sublicense of any rights in or to the Masters or License Masters shall be granted except subject to the terms and conditions of this Agreement.

                   (4) That it shall submit to Company five (5) copies of each phonorecord it releases that contains a Master or License Master, and one (1) copy of each such phonorecord released by its sublicensees, within thirty (30) days of such release.

                   (5) That, with the exception of customarily marked promotional copies of phonorecords distributed without receipt of consideration to reviewers, broadcasters, and other customary recipients of such phonorecords, it will not give away or disproportionately discount phonorecords featuring the Masters or License Masters.

                   (6) That it will exercise due care that its customers and sublicensees will refrain from exploiting phonorecords featuring the Masters and License Masters other than as authorized hereunder.

                   (7) That it will not create any expenses chargeable to Lessor or obligate Lessor in any way without the prior written approval of Lessor.

V. INDEMNIFICATION.

         (A) Lessor hereby indemnifies and agrees to hold Company harmless from and against all costs, damages, expenses (including reasonable attorneys' fees), and losses arising out of or connected with any claim by a third party which is inconsistent with any of the foregoing warranties and representations or which is a result of any breach by Lessor of any covenant contained herein, and agrees to reimburse Company upon demand for any payment made by it with respect to which the foregoing indemnity applies. Company shall give Lessor notice of each such claim and Lessor shall have the right to participate in the defense thereof with counsel of Lessor's choice and at Lessor's sole cost and expense. Pending the determination of any claim within the scope of the foregoing indemnity, Company may withhold any and all sums due to Lessor hereunder, in an amount reasonably related to such claim, provided that if litigation has not been commenced within one (1) year of such claim first being made, Company shall pay such withheld monies to Lessor. Company shall accrue interest on such withheld monies for the benefit of Lessor at the then-prevailing average interest rate applicable to passbook savings accounts in commercial banks within the State of Illinois. Lessor shall have the right to post a bond in an amount equivalent to the sum being withheld by Company in respect of any such claim with a good and sufficient surety, provided that such surety agrees unconditionally, in writing, to pay all costs, fees, damages, and other expenses incurred by Company by reason of such claim.

         (B) Company hereby indemnifies and agrees to hold Lessor harmless from and against all costs, damages, expenses (including reasonable attorneys' fees), and losses arising out of or connected with any claim by a third party which is inconsistent with any of the foregoing warranties and representations or which is a result of any breach by Company of any covenant contained herein, and agrees to reimburse Lessor upon demand for any payment made by it with respect to which the foregoing indemnity applies. Lessor shall give Company notice of each such claim and Company shall have the right to participate in the defense thereof with counsel of Company's choice and at Company's sole cost and expense. Pending the determination of any claim within the scope of the foregoing indemnity, Lessor may withhold any and all sums due to Company hereunder, in an amount reasonably related to such claim, provided that if litigation has not been commenced within one (1) year of such claim first being made, Lessor shall pay such withheld monies to Company. Lessor shall accrue interest on such withheld monies for the benefit of Company at the then-prevailing average interest rate applicable to passbook savings accounts in commercial banks within the State of Illinois. Company shall have the right to post a bond in an amount equivalent to the sum being withheld by Lessor in respect of any such claim with a good and sufficient surety, provided that such surety agrees unconditionally, in writing, to pay all costs, fees, damages, and other expenses incurred by Lessor by reason of such claim.

VI. TERM OF AGREEMENT.

         The term of this Agreement shall be for a period commencing on the date hereof and continuing for the duration of the respective periods (1) copyright protection is accorded in the Territory to the Masters (determined by individual Master and country within the Territory)(hereinafter the "Term") or (2) the duration of the respective Licenses, including any renewals or other extensions thereof, unless sooner terminated pursuant to the terms hereof.

VII. ROYALTIES.

         (A) Lessor shall be paid in respect of the sale by Company or its licensees of phonorecords embodying the Masters or the License Masters hereunder and in respect of any other exploitation by Company or its licensees of such Masters or License Masters, the following earned royalties upon the terms hereinafter set forth:

                   (1) For Masters, the amount Lessor is obligated to pay to any royalty participant for exploitation of the Masters in the Territory and the Nonexclusive Territory.

                   (2) For License Masters, the amount Lessor is obligated to pay to the licensor of the License Masters for exploitation of the License Masters in the Territory and the Nonexclusive Territory.

         (B) In respect of the royalties provided for herein:

                   (1) Based upon the terms of agreements with third-parties setting forth the obligations of Lessor to such third parties with respect to the Masters and the License Masters, Company shall compute royalties payable to Lessor hereunder within sixty (60) days after the end of each calendar quarter of each year during which phonorecords made hereunder are sold or Company receives proceeds derived from the exploitation of the Masters or the License Masters, for the preceding three (3) month period, and will render full and complete accountings therefor certified by Company to be accurate and pay such royalties within such sixty (60) days without diminution for any income, excise, or other taxes, tariffs, or duties. Upon the request of Company, Lessor shall provide Company with a copy of each agreement setting forth the royalty obligation of Lessor with respect to each Master or License Master. Payments shall be made in United States dollars by wire transfer. Each such payment shall be made payable to Lessor at such address or bank in the United States as shall be designated in writing from time to time by Lessor. All expenses of currency conversion and transmission shall be borne by Company, and no deduction shall be made from remittances on account of such expenses. Company and Lessor from time to time shall prepare all applications, reports, and other documents that may be required by the respective governments of the countries in the Territory and the Nonexclusive Territory in order that remittances may be made in accordance with this Agreement. Failure to submit timely reports and/or payments will incur an additional charge of two percent (2%) per month on any balance unpaid as of the 30th day of the applicable month. Earned royalties shall accrue when phonorecords are billed out or shipped, whichever date is earlier. Company agrees to account for the activities of its subsidiaries, affiliates, sublicensees, and controlled companies as if such subsidiaries, affiliates, sublicensees, and controlled companies were unincorporated divisions within the organization of Company, with their acts those of Company.

                   (2) Statements rendered by Company shall contain the number of phonorecords sold identified by title of Master or License Master, the country in which sold or shipped, the applicable royalty rate as provided by Lessor under Section VII(A), the price upon which the royalty has been computed, all returns, and the basis upon which all return credits have been calculated. Company agrees to retain records concerning the production, sale, and sublicensing of phonorecords, the Masters, and the License Masters for a period in no event less than five (5) years following rendition of any report.

                   (3) Lessor and its representatives shall have the right at all reasonable times during regular business hours and upon reasonable notice to inspect and make copies of the books and records of Company, at the place where such records are customarily maintained, insofar as they relate to the production, sale, sublicensing, or other exploitation of the Masters and the License Masters. Company agrees to cooperate fully with Lessor in making the inspection and copying. If as a result of an inspection it is determined that there are unreported royalties payable to Lessor, Company shall promptly pay Lessor the unreported royalties, plus interest on the payments at the rate of two percent (2%) per month from the date such payment should have been made to Lessor. If the unreported royalties exceed either an aggregate of ten thousand dollars ($10,000.00) or more or five percent (5%) of the amount theretofore paid by Company to Lessor, Company shall reimburse Lessor for its out-of-pocket costs and professional fees in conducting such examination as well as any attorney fees incurred by Lessor in connection therewith.

VIII. DEFINITIONS.

         As used herein, the following terms shall have the following meanings:

         (A) "Master Recording" - Any original recording of sound, equivalent in length to the performance generally contained on one side of a disc-type 45 rpm phonograph record, whether on magnetic recording tape or wire, acetate, lacquer or wax disc, or any other substance or material, whether now known or, unknown, which is used in the manufacture of phonograph records.

         (B) "Phonorecord" - Any and all material objects manufactured in whole or in part from Masters or License Masters and which are intended to reproduce sound only, including disc and tape, and are sold for home use or juke box use and shall include electronic transmission subject to paragraph 1(D)(5).

         (C) "Audiovisual Works" - works that consist of a series of related images that are intrinsically intended to be shown by the use of machines or devices such as projectors, viewers, or electronic equipment, together with accompanying sounds, if any.

IX. TRANSFER OF AGREEMENT.

         (A) (i) Notwithstanding the provisions of Section IX(B), each party shall have the right to assign or sublicense this Agreement in whole or in part to any firm or corporation now or hereafter owned or controlled by such party, or that owns or controls such party in whole or in part, or is under common ownership or control with such party (hereinafter collectively "Affiliated Entity"). Subject to the provisions of Section IX(B), each party shall have the right to assign this Agreement in whole or in part to any company acquiring all or substantially all of the assets or stock of such party. Any such assignee (or sub-assignee) under this Section IX(A)(i) shall assume in writing all contractual obligations of the assigning party hereunder as if it were the assigning party. In the event Lessor acquires Company's Music Business pursuant to the provisions of Section IX(B) or otherwise, all assignments of this Agreement from Company to all Affiliated Entities shall be deemed automatically reassigned from such Affiliated Entities to Company as of the effective date of such acquisition.

         (B) During the period commencing upon the date of this Agreement and ending six (6) years thereafter, no person, firm or corporation other than Lessor or any Affiliated Entity will be entitled to acquire, by assignment, sublicensing, or other form of conveyance, all or substantially all of Company's music business, whether operated by Company or its Affiliated Entities, including but not limited to Company's interests in this Agreement or the music business operated by K-tel International (UK), Ltd., (the "Music Business") unless the following terms of this Section IX(B) are met.

                  (i) In the event Company elects to convey the Music Business to any person, firm, or corporation other than an Affiliated Entity, Company shall first notify Lessor in confidence (the "Sales Notice") of Company's desire to convey its Music Business. Upon receipt by Lessor of the Sales Notice, Lessor shall have a period of ten (10) business days to provide notice to Company of its interest in pursuing the acquisition of the Music Business (the "Interest Notice"). Upon the delivery by Lessor of the Interest Notice to Company, Company and Lessor hereby agree that the confidentiality agreement between Platinum Entertainment, Inc. and K-tel International, Inc. dated as of November 12, 1996, (the "Confidentiality Agreement") shall be applicable to Company and Lessor as if original signatories thereto (except as modified by this Section IX(B)), and all information provided by Company to Lessor shall be subject to the Confidentiality Agreement. Lessor shall be entitled to conduct due diligence with the full cooperation of Company for a period of thirty (30) days to evaluate the Music Business and prepare and submit to Company an offer for its acquisition (the "Initial Offer"). Upon Company's receipt of the Initial Offer, which Lessor shall make within thirty (30) days after delivery of the Interest Notice, if any, Company may accept the Initial Offer, commence negotiations with Lessor concerning the Initial Offer, or not accept the Initial Offer. If Company does not accept the Initial Offer, or negotiations concerning the Initial Offer are unsuccessful, Company shall be entitled to seek other interest in the acquisition of the Music Business by a third party; provided that if (i) the purchase price for the Music Business to be sold by Company to the third party is less than the last written offer by Lessor (without regard to the method of payment) or (ii) the Music Business which Company proposes to sell to the third party is materially different than the Music Business Company proposed to sell in the Sales Notice, Company (a) shall notify Lessor of all of the material terms and conditions of the proposed agreement pursuant to which the Music Business is to be acquired (the "Offer Notice"), including, but not limited to (but only to the extent contained in such proposed agreement), the identity of the entity offering to acquire the Music Business, the price to be paid, the rights to be conveyed, financing conditions, and the overall structure of the transaction (i.e., whether it is a stock or asset sale) and (b) Company shall offer to enter into an agreement with Lessor containing the same terms and conditions described in the Offer Notice. If Lessor does not accept the offer set forth in the Offer Notice within ten (10) business days after Lessor's receipt of same, Company may then enter into that proposed agreement with the same entity mentioned in the Offer Notice, provided that such agreement is consummated with that entity within six (6) months after the end of that ten (10) day period (the "Third Party Period") upon the substantially same terms and conditions set forth in the Offer Notice. If an agreement is not consummated within the Third Party Period upon the same terms and conditions set forth in the Offer Notice, no party shall be entitled to acquire Company's Music Business unless Company first complies with the provisions of this Section IX(B).

                   (ii) In the event Company receives an unsolicited offer from a third party to acquire the Music Business which Company wishes to accept, Company shall (a) first notify Lessor of all of the material terms and conditions of the proposed agreement pursuant to which the Music Business is to be acquired (the "Third Party Offer Notice"), including, but not limited to (but only to the extent contained in such proposed agreement), the identity of the entity offering to acquire the Music Business, the price to be paid, the rights to be conveyed, financing conditions, and the overall structure of the transaction (i.e., whether it is a stock or asset sale), (b) offer to enter into an agreement with Lessor containing the same terms and conditions described in the Third Party Offer Notice, and (c) allow Company to conduct due diligence in confidence with the full cooperation of Company in connection with the evaluation of the transaction proposed in the Third Party Offer Notice for a period of ten (10) business days, commencing upon Lessor's receipt of the Third Party Offer Notice. If Lessor does not accept the offer set forth in the Third Party Offer Notice within ten (10) business days after Lessor's receipt of same, Company may then enter into that proposed agreement with the same entity mentioned in the Third Party Offer Notice, provided that such agreement is consummated with that entity within six (6) months after the end of that ten (10) day period (the "Third Party Period") upon the substantially same terms and conditions set forth in the Third Party Offer Notice. If an agreement is not consummated within the Third Party Period upon substantially the same terms and conditions set forth in the Third Party Offer Notice, Company shall be required to comply with the provisions of this Section IX(B) before conveying any interest in the Music Business. Lessor will not be required, as a condition for accepting an offer set forth in a Third Party Offer Notice, to agree to any non-financial terms that may be met only by the entity offering to acquire the Music Business (e.g., the existing employment of any particular individual by such offering entity or the existing ownership or control of any particular asset by such offering entity).

X. UNAUTHORIZED THIRD PARTY USE OF MASTERS OR LICENSE MASTERS.

         If Company becomes aware of use by a third party of the Masters or License Masters, it shall take no action whatsoever but shall immediately notify Lessor, which shall then take whatever action it deems appropriate in its own name, in Company's name, or in the joint names of Lessor and Company. Lessor shall not be responsible for expenses or loss incurred by Company as a result of such third party use. If Lessor takes action, Company agrees to provide Lessor, without expense to Lessor, with all reasonable assistance requested of it by Lessor in connection with said action. Company agrees that it shall not institute suit against any third party allegedly infringing and of the rights granted herein without the prior written consent of Lessor. Further, Company shall be entitled to undertake enforcement actions other than the institution of suit against unauthorized third-party users of the Masters or the License Masters after prior consultation with Lessor concerning the identity of such third parties and Company's proposed actions. If Company initiates any such action, Lessor agrees to provide Company, without expense to Company, with all reasonable assistance requested of it by Company in connection with said action. Lessor and Company agree that each recovery, whether by settlement or judgment, from unauthorized third-party uses of the Masters or the License Masters in the Territory shall first be applied, pari passu, to the reimbursement of Company's and Lessor's respective costs and attorney's fees incurred in connection with obtaining such recovery, and that the balance shall be distributed equally to Company and Lessor.

XI. TERMINATION OF AGREEMENT.

         (A) If at any time during the term of this Agreement Company shall
(a) fail to make any payment of any sum of money herein specified to be made by Company when due, and such failure continues for twenty (20) business days after written notice by Lessor; (b) fail to observe or perform any of Company's agreements or obligations hereunder, including, but not limited to, the obligation to provide statements of sale or access to Company's facilities or records, and such failure is not remedied within twenty (20) business days; or
(c) attempt to assign or sublicense this Agreement in a manner that fails to conform with the terms of this Agreement, then in each such event, Licensor shall have the right, at its election, to terminate this Agreement. If proceedings are instituted by Company under any bankruptcy or insolvency law or other law for the benefit of creditors or the relief of debtors or involuntary bankruptcy proceedings are commenced against Company and such proceedings are not dismissed within sixty (60) days of the commencement thereof, or Company shall have a receiver appointed for all or substantially all of its business or assets and such receiver is not removed within sixty (60) days of the employment thereof, or Company shall make an assignment for the benefit of its creditors, or Company shall be adjudicated bankrupt or insolvent, then, in any such event, Lessor shall have the right, at its election, then, or at any time thereafter, to terminate this Agreement.

         (B) Upon termination of this agreement, all of Company's rights hereunder shall cease absolutely, and Company shall not thereafter manufacture, advertise, promote, distribute or sell any product whatsoever in connection with the Masters or the License Masters; provided, however, that in the event of termination for any reason other than those set forth in Section XI(A), Company shall be entitled to sell-off its inventory of phonorecords in existence as of the date of termination for an additional period of six (6) months. It is further agreed that all accrued payments due prior to termination shall become immediately due and payable by Company to Lessor and that all phonorecords sold during the sell-off period shall be royalty-bearing in accordance with the schedule of third-party obligations provided by Lessor to Company.

         (C) It is agreed that all accountings and payments required herein, and all warranties made herein, shall survive and continue beyond the expiration or earlier termination of this Agreement.

         (D) No breach of this Agreement by Lessor shall be deemed material unless within thirty (30) days after Company learns of such breach, Company serves written notice thereof on Lessor, specifying the nature thereof, and Lessor fails to cure such breach, if any, within thirty (30) days after receipt thereof.

         (E) Company reserves the right, at its election, and upon written notice to Lessor, to suspend the operation of this Agreement for the duration of any of the following contingencies (but in no event longer than six (6) months), if by reason of any such contingency, its performance of its obligations under this Agreement is prevented: Act of God, fire, catastrophe, labor disagreement, acts of government, its agencies or officers, any other, regulation, ruling or action of any labor union or association of artists, musicians, composers or employees affecting Company or the industry in which it is engaged, delays in the delivery of materials and supplies, or any other cause beyond Company's control.

XII. RELATIONSHIP OF PARTIES.

         Nothing in this Agreement shall be deemed or construed as creating the relationship of principal and agent, partnership or joint venture between Lessor and Company.

XIII. COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original.

XIV. ENTIRE AGREEMENT.

         This Agreement sets forth the entire understanding and agreement between the parties with respect of the subject matter hereof. No modification, amendment, waiver, termination or discharge of this Agreement shall be binding upon Lessor unless confirmed by a written instrument signed by an officer of Lessor.

XV. SEVERABILITY.

         No waiver of any provision or any default under this Agreement shall affect the rights of Lessor thereafter. Should any provision on this Agreement be adjudicated by a court of competent jurisdiction as void, invalid or inoperative, such decision shall not affect any other provision hereof, and the remainder of this agreement shall be effective as though such void, invalid or inoperative provisions had not been contained herein. All rights and remedies granted to any party hereunder shall be cumulative and shall not interfere with or prevent the exercise of any other right or remedy which may be available to such party.

XVI. LITIGATION OVER AGREEMENT.

         (A) In the event of any litigation between any of the parties hereto to enforce any provisions or rights hereunder, the unsuccessful party to such litigation covenants and agrees to pay to the successful party therein all costs and expenses including, but not limited to, reasonable attorneys' fees incurred therein by such successful party, which costs, expenses and attorneys' fees shall be included in and as a part of any judgment rendered in such litigation.

         (B) Company and Lessor acknowledge that the Masters licensed hereunder, and the Licenses sublicensed hereunder, are special, unique, unusual, extraordinary and intellectual properties which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages in an action at law and that a breach by either party to of this agreement will cause the other party great irreparable injury and damage. Each party expressly agrees that the other party shall be entitled to the remedies of injunction, specific performance, and other equitable relief to prevent or remedy a breach of this agreement or any portion thereof, which relief shall be in addition to any other rights or remedies, for damages or otherwise, which such party may have.

         (C) This Agreement has been entered in the State of Minnesota, and the validity, interpretation and legal effect of this agreement shall be governed by the laws of the State of Minnesota applicable to contracts entered and performed entirely within the State of Minnesota. The Minnesota courts (state and federal), only, will have jurisdiction of any controversies regarding this agreement; any action or other proceeding which involves such a controversy will be brought in those courts, in Hennepin County, and not elsewhere. Company hereby consents to the personal jurisdiction of the courts (state and federal) located in Hennepin County, Minnesota. Any process in such action may, among other methods, be served upon Company by delivering the process or mailing it by registered or certified mail, directly to the address above written or such other address as Company may designate. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of Minnesota.

XVII. NOTICES.

         (A) All notices to Lessor shall be in writing and shall be sent postage prepaid by registered or certified mail, return receipt requested, to Lessor at the address designated above and to the attention of both the President and the General Counsel of Lessor.

         (B) All notices to Company shall be in writing and shall be sent postage prepaid by registered or certified mail, return receipt requested, to Company at the address designated above and to the attention of the Managing Director of Company, with a copy to Philip Kives.

XVIII. HEADINGS.

         The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.

XIX. AUTHORITY.

         The signatories hereof respectively represent and warrant that they have full authority to enter this Agreement on behalf of the entity for which they have signed.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first indicated above.


K-TEL INTERNATIONAL, INC.                   K-TEL INTERNATIONAL (USA), INC.


By                                          By






DOMINION ENTERTAINMENT, INC.


By




                                   SCHEDULE A










                                   SCHEDULE B













                                   SCHEDULE C



Albania                     Georgia                 Netherlands

Andorra                     Germany                 Norway

Armenia                     Greece                  Poland

Austria                     Greenland               Romania

Azerbaijan                  Hungary                 All of the States previously
                                                    members of the USSR

Belarus                     Iceland                 Serbia & Montenegro

Belgium                     Ireland                 Slovak

Bosnia & Hercegorina        Italy                   Slovenia

Bulgaria                    Latvia                  Spain

Croatia                     Liechtenstein           Sweden

Cyprus                      Lithuania               Switzerland

Czech Republic              Luxembourg              Turkey

Denmark                     Macedonia               Ukraine

Estonia                     Malta                   United Kingdom

Finland                     Moldova                 Vatican

France                      Monaco



                                   SCHEDULE D


         The countries of Algeria, Bahrain, Quatar, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Yemen, Saudi Arabia, Sudan, Syria, Tunisia and the United Arab Emirates (or any future territory or country comprising the foregoing geographic areas), and the remaining countries comprising the continent of Africa.